UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 2, 2016

ORCHIDS PAPER PRODUCTS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32563	23-2956944
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification Number)

4826 Hunt Street

Pryor, Oklahoma 74361

(Address of Principal Executive Offices)

(918) 825-0616

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement for Certain Officers.

Effective September 12, 2016, Rodney D. Gloss, age 59, was appointed Chief Financial Officer of Orchids Paper Products Company (the “Company”). Prior to joining the Company, Mr. Gloss served between 2011 and 2016 as Vice President and Chief Financial Officer of Atna Resources Ltd., a public gold mining company. In 2010 and 2011, Mr. Gloss served as Corporate Controller of Alacer Gold Corporation, a public international gold mining and exploration company. From 2004-2010, Mr. Gloss served as Vice President (Finance), Corporate Controller and Chief Accounting Officer of Intrepid Potash, Inc., a publicly traded potash producer. And in 1998 – 2004, Mr. Gloss served as Chief Financial Officer, Vice President, Controller, and Director of Treasury for Timminco Ltd., a public manufacturer, principally of magnesium products.

Mr. Gloss will receive an initial base salary of $215,000 per year. Additionally, Mr. Gloss will be eligible to receive cash bonus under the Company’s performance bonus plan in an amount equal to a percentage of his annual base salary determined based on the Company’s EBIDTA performance (weighted at 80%) and Mr. Gloss’s individual performance (weighted at 20%). The target cash bonus is 40% of Mr. Gloss’s base salary, though he is eligible to receive up to 60% of his base salary as a cash bonus depending on the Company’s performance. The amount of Mr. Gloss’s cash bonus will be prorated for 2016 based on the effective date of his appointment. In connection with the commencement of Mr. Gloss’s employment on September 12, 2016, the Company intends to award Mr. Gloss stock options to purchase 20,000 shares of the Company’s Common Stock under the Orchids Paper Products Company 2014 Stock Incentive Plan. These stock options have a ten year term, and will vest in five equal installments beginning on September 12, 2016 and ending on September 12, 2020. Mr. Gloss is also eligible to participate in other Company benefits plans offered to other full-time employees, and will be reimbursed for reasonable relocation expenses.

The Company also intends to enter into a Non-Disclosure and Non-Solicitation Agreement (the “NDA”) with Mr. Gloss in conjunction with his appointment as Chief Financial Officer. Under the terms of the NDA, Mr. Gloss agrees to protect the Company’s confidential information both during and after his employment with the Company. Additionally, Mr. Gloss will not solicit the established customers of the Company for any competing business or the employees of the Company to leave the Company for the duration of his employment with the Company and for two years thereafter.

There are no other arrangements or understandings between Mr. Gloss and any other person pursuant to which he was selected as an officer. The Company knows of no transactions between him, or any of his related persons, and the Company that are required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 7.01   Regulation FD Disclosure

On September 2, 2016, the Company issued a press release announcing Mr. Gloss’s appointment as Chief Financial Officer. This press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The information in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01.  Other Events.

On August 25, 2016, the Board of Directors (the “Board”) of Orchids Paper Products Company (the “Company”) appointed Steven R. Berlin to serve as Chair of the Audit Committee of the Board. Mr. Berlin, previously a member of the Audit Committee, replaces John C. Guttilla, who resigned his position as the Company’s Audit Committee Chair in connection with the Company’s engagement of Rotenberg Meril Solomon Bertiger & Guttilla, P.C., an accounting firm of which Mr. Guttilla is a partner, to assist with the Company’s financial reporting obligations for the third quarter of fiscal year 2016. The Board has determined that Mr. Berlin is an “audit committee financial expert” under federal securities laws and regulations.

In connection therewith, the Board appointed Mr. Guttilla to serve as Chair of the Compensation Committee of the Board in place of Mr. Berlin. Mr. Berlin will continue to serve as a member of the Compensation Committee. Also, the Board appointed Mr. Guttilla to serve on the Nominating and Corporate Governance Committee of the Board in place of Elaine MacDonald. The Board concurrently appointed Ms. MacDonald to serve as a member of the Audit Committee to fill the vacancy left by Mr. Guttilla.

Item 9.01.  Financial Statements and Exhibits

(d)     Exhibits. See attached exhibit index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHIDS PAPER PRODUCTS COMPANY

Date: September 2, 2016	By:	/s/ Jeffrey S. Schoen
Jeffrey S. Schoen Chief Executive Officer and President

Exhibit Index

Exhibit	Description

99.1	Press Release, dated September 2, 2016